Exhibit 10.1
EXECUTION COPY
GUARANTY
This limited guaranty, dated as of March 2, 2011 (this “Guaranty”), by Ares Corporate Opportunities Fund III, L.P. (the “Guarantor”), is in favor of Global Defense Technology & Systems, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among the Company, Sentinel Acquisition Holdings Inc., a Delaware corporation and a direct wholly owned subsidiary of the Guarantor (“Parent”) and Sentinel Acquisition Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
1. Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the payment of the obligations of Parent and Merger Sub under the Merger Agreement as and when due (the “Guaranteed Obligations”); provided, however, that in no event shall the aggregate liability of the Guarantor under this Guaranty exceed $100 million (the “Cap”), it being understood and agreed that this Guaranty may not be enforced against the Guarantor without first giving effect to the Cap and Section 4, Section 6, and Section 11(g) herein (the Cap and the provisions of Sections 4, 6 and 11(g) are referred to as the “Limitations”). Each term of this Guaranty is subject to the Limitations. The fact that some provisions of this Guaranty expressly refer to the Limitations does not mean that any other provision is not subject to the Limitations.
2. Terms of Guaranty.
(a) This Guaranty is one of payment, not collection, and the Guarantor acknowledges that a separate action or actions may be brought and prosecuted against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Limitations) to enforce this Guaranty, irrespective of whether any action is brought against Parent or Merger Sub or any other person or whether Parent or Merger Sub or any other person are joined in any such action or actions (in each case subject to the Limitations).
(b) If Parent or Merger Sub fails to discharge any of the Guaranteed Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Guaranteed Obligations shall, subject to the Limitations, at the Company’s option, become immediately due and payable and the Company may, at any time and from time to time, at the Company’s option and subject to the Limitations, and so long as Parent and Merger Sub have failed to perform any of their Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to collect any of the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations not discharged when due.
(c) All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(d) Subject to the Limitations, the liability of the Guarantor under this Guaranty shall, to the fullest extent permitted by law, be absolute, irrevocable and unconditional irrespective of:
(i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against any or both of Parent or Merger Sub;
(ii) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, other than by reason of fraud by the Company;
(iii) any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Parent or Merger Sub contained in the Merger Agreement (other than with respect to any of the Guaranteed Obligations);
(iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;
(v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub, or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their assets;
(vi) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;
(vii) any amendment, modification or waiver of or any consent to departure from the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith; or
(viii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, other than in connection with any Guaranteed Obligations.

(e) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Guaranty or acceptance of this Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Subject to the Limitations, (i) when pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other person for the Guaranteed Obligations or any right of offset with respect thereto, and (ii) any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable Law, of the Company.
(f) Subject to the Limitations, the Company shall not be obligated to file any claim relating to any Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.
(g) To the extent Parent or Merger Sub is relieved of any of its obligations under the Merger Agreement (other than by virtue of the bankruptcy of Parent or Merger Sub), the Guarantors shall be similarly relieved of their corresponding obligations under this Guaranty.
3. Waiver of Acceptance, Presentment; Etc. Subject to the Limitations, the Guarantor, to the fullest extent permitted by law, irrevocably waives notice of acceptance hereof, diligence, grace, protest, presentment, demand for payment, notice of non-performance, default, dishonor, notice of non-payment or any notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Merger Sub, or any other person liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally (other than fraud by the Company or any of its affiliates, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or a breach by the Company of this Guaranty). Subject to the Limitations, each party hereto hereby unconditionally and irrevocably agrees that (a) it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms, (b) it shall maintain in full force and effect all consents of any Governmental Entity or other authority that are required to be obtained by it with respect to this Guaranty and will obtain any such consents that may become necessary in the future, and (c) will comply in all respects with all applicable Laws and orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guaranty. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.

4. Sole Remedy. Other than pursuant to the Company’s rights (a) as a third-party beneficiary under Section 7 of the Commitment Letter (b) under the Confidentiality Agreement and (c) against Parent or Merger Sub under the Merger Agreement, recourse against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company and all of its affiliates and security holders, and anyone purporting to claim by or through any of them, against the Guarantor or the Parent Non-Recourse Parties (as defined in the Commitment Letter) for claims by any of them directly or indirectly relating to the Guaranteed Obligations or the Transactions. The Company agrees that it shall not institute, and shall cause its respective controlled affiliates not to institute, any proceeding or claim directly or indirectly relating to the Guaranteed Obligations or the Transactions against the Guarantor or any Parent Non-Recourse Party except for (i) proceedings or claims against the Guarantor under this Guaranty, (ii) as a third-party beneficiary under Section 7 of the Commitment Letter, (iii) claims against Parent or Merger Sub under the Merger Agreement and (iv) proceedings or claims under the Confidentiality Agreement. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent or Merger Sub to the Company or shall confer or give or shall be construed to confer or give to any person or entity any rights or remedies against any person other than the rights and remedies of the Company against the Guarantor as expressly set forth herein. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms.
5. Subrogation. The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against Parent or Merger Sub (including any right that would result in the Guarantor being deemed a creditor of Parent or Merger Sub pursuant to this Guaranty under the United States Bankruptcy Code), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Guaranty shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guaranty.

6. Termination. Except to the extent terminated pursuant to the provisions of this Section 6, this Guaranty is a continuing one, may not be revoked or terminated and shall remain in full force and effect until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Limitations), and shall be binding upon the Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, permitted transferees and assigns and the Non-Recourse Parties. This Guaranty shall terminate and the Guarantor shall have no further obligations under or in connection with this Guaranty as of the earliest of: (a) the Effective Time provided Sponsor (as defined in the Commitment Letter) shall have fully funded its obligations under the Commitment Letter; (b) the valid termination of the Merger Agreement in accordance with its terms, provided, that, to the extent the termination of the Merger Agreement is contested this letter shall not be terminated unless and until the Arbitrator determines that the Merger Agreement has been validly terminated; (c) the final resolution of any and all claims brought hereunder prior to the termination hereof; and (d) a Termination Event. As used herein, “Termination Event” means any time when the Company or any of its controlled affiliates asserts in any litigation or other proceeding (i) that the Limitations are illegal, invalid or unenforceable in whole or in part, or asserts that the Guarantor is liable hereunder in excess of the Limitations, or (ii) any claim against any Parent Non-Recourse Party directly or indirectly relating to the Guaranteed Obligations or the Transactions other than a claim (x) under the Confidentiality Agreement, (y) against the Guarantor for payment under this Guaranty or (z) pursuant to Section 7 of the Equity Commitment Letter. Upon a Termination Event: (i) the obligations of the Guarantor under this Guaranty shall terminate, and (ii) if the Guarantor shall have previously made any payments under this Guaranty, it shall be entitled to recover and retain any and all such payments.
7. Entire Agreement. This Guaranty, together with the Merger Agreement and Commitment Letter, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their respective affiliates on the one hand, and the Company or any of its affiliates on the other hand.
8. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Guaranty will operate as a waiver thereof. Subject to the Limitations, the Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of its rights against, Parent or Merger Sub or any other person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder.
9. Counterparts. This Guaranty may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same instrument. This Guaranty will become effective when duly executed by each party hereto.

10. Notices. All notices, requests, claims, demands and other communications under this Guaranty shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):
If to the Guarantor, to it at:
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067
Facsimile: (310) 201-4170
Attention: Matthew Cwiertnia, Senior Partner
                 Daniel Lukas, Partner
                 Michael Weiner, General Counsel and Chief Legal Officer
with a copy to:
Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, CA 90067
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.
If to the Company, to it at:
1501 Farm Credit Drive
Suite 2300
McLean, VA 22102
Facsimile No.: (703) 883-4037
Attention: John Hillen, Chief Executive Officer
with a copies to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Facsimile: (703) 760-7777
Attention: Lawrence T. Yanowitch, Esq.
                 Lawrence R. Bard, Esq.
and:
Pillsbury Winthrop Shaw Pittman LLP
2300 N. Street, NW
Washington, DC 20037
Facsimile: (202) 663-8007
Attention: Jeffrey Grill, Esq.

11. Governing Law and Arbitration.
(a) The parties agree that any and all disputes arising under or related in any way to this Guaranty or the transactions contemplated hereby shall be resolved solely in arbitration before the Chancery Court of the State of Delaware (the “Delaware Court of Chancery”) as set forth below. Accordingly, and for the sake of clarity, the parties agree that they are waiving and relinquishing the right to bring any dispute arising under or related in any way to this Guaranty or the transactions contemplated hereby before a court of any state or the United States; that they are waiving any right to have such dispute decided by a jury; and that they are also waiving any right to argue that the forum for the arbitration is an inconvenient one. The parties intend that this Section 11 be interpreted as broadly as possible, and in favor of prompt and binding arbitration
(b) This Guaranty shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. The parties hereto agree that any dispute or controversy arising out of or in connection with this Guaranty or the transactions contemplated hereby (a “Dispute”) shall be arbitrated in the Delaware Court of Chancery pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”). The parties hereto agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 11(b), and each such party agrees that it shall raise no objection to the submission of the Dispute to Arbitration in accordance with this Section 11(b) and further irrevocably waives, to the fullest extent permitted by law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.
(c) The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator. Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party. The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator (as defined below) may agree.
(d) The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.
(e) Any issue concerning the extent to which any Dispute is subject to Arbitration shall be decided by the Arbitrator.

(f) The arbitral award (the “Award”) shall (i) be written or oral, (ii) state the reasons for the award, and (iii) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties. The parties hereto acknowledge that time is of the essence and the parties agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the parties. The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. § 349(b). The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 11 shall be deemed commercial.
(g) The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award. Notwithstanding the foregoing, the parties hereto agree that any petition for arbitration submitted pursuant to this Section 11 shall seek specific performance and may also seek monetary damages, but only in the event that a grant of an award of specific performance of the transactions contemplated hereby is not awarded.
(h) The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator or such other persons as are contemplated by 10 Del C. § 349(b), (ii) such party’s legal counsel, for any purpose related to the Dispute, (iii) the other party to the Dispute, (iv) the other party’s legal counsel, for any purpose related to the Dispute, (v) any person necessary to the conduct of the Arbitration, and (vi) solely in connection with a party’s enforcement of an Award in a court having jurisdiction thereof in accordance with Section 11, such court; provided, however, that each party hereto agrees that, prior to disclosing any information to any party listed in subclauses (ii), (iv) or (v) above, such party shall use its best efforts to cause the recipient of such information to agree to maintain the confidentiality of such agreement in a manner consistent with the terms hereof.
(i) Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.
(j) The parties acknowledge that the Arbitrator may impose rules different from, or in addition to, those set forth in this Section 11, and nothing in this Section 11 shall be construed to limit or restrict the Arbitrator from adopting any such rules. Notwithstanding the foregoing, each party hereto shall use its best efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 11, and hereby further waives the right to object to the conduct of the Arbitration in accordance therewith.

(k) Notwithstanding the other provisions of this Section 11, each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (i) remedy or prevent breaches of this Guaranty or (ii) maintain the status quo, in each case until such time as the Arbitrator has been appointed. Each party hereto (i) irrevocably submits itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in any proceeding seeking such relief, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
12. Representations and Warranties. The Guarantor hereby represents and warrants to the Company, solely as to itself, that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization (b) it has all power and authority to execute, deliver and perform this Guaranty; (c) the execution, delivery and performance of this Guaranty by it has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of it are necessary therefor; (d) this Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; (e) the execution, delivery and performance by it of this Guaranty do not and will not (i) violate its organizational and governing documents, (ii) violate any law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Guarantor is a party, other than such violations or defaults that, individually or in the aggregate, would not reasonably be expected to prevent or delay Sponsor from performing its obligations under this Guaranty; and (f) it has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for it to fulfill its Guaranteed Obligations under this Guaranty shall be available to it for so long as this Guaranty shall remain in effect in accordance with Section 6 hereof.
13. No Assignment. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person or entity (except by operation of Law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided that any such assignment will not (x) relieve the Guarantor of its obligations hereunder as the primary obligor and not merely as a surety and (y) require the Company to seek payment of the obligations hereunder from any other party prior to enforcing its rights hereunder against the Guarantor.

14. Severability. If any provision of this Guaranty is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Guaranty will remain in full force and effect. Any provision of this Guaranty held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties to this Guaranty further agree to use their reasonable best efforts to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the fullest extent possible, the purposes and effect of such invalid or unenforceable provision. Notwithstanding the foregoing provisions of this Section 14 or otherwise, this Guaranty may not be enforced without giving effect to the provisions of Section 1, Section 4 and Section 6 hereof.
15. Headings. The headings contained in this Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
16. Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Guaranty are solely contractual in nature.
[Signature pages follow.]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first written above.

Sincerely, ARES CORPORATE OPPORTUNITIES FUND III, L.P.
By:	ACOF Operating Manager III, LLC, its manager

By:	/s/ Matthew Cwiertnia
	Name:	Matthew Cwiertnia
	Title:	Authorized Signatory

By:	/s/ Daniel Lukas
	Name:	Daniel Lukas
	Title:	Authorized Signatory

[signature lines continue]

IN WITNESS WHEREOF, the Company has caused this Guaranty to be executed and delivered as of the date first written above.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
By:	/s/ John Hillen
	Name:	John Hillen
	Title:	President & Chief Executive Officer